FINANCIAL RISK MANAGEMENT POLICY

APPROVED ON 11/26/2015

Summary

1	.	PURPOSE	2

2	.	VALIDITY	2

3	.	INITIAL PROVISIONS AND GOVERNANCE	2

3.1		FINANCIAL RISK MANAGEMENT COMMITTE	4
3.2		DUTIES	4
3.2.1 BOARD OD DIRECTORS			4
3.2.2 BOARD OF DIRECTORS FINANCE, GOVERNANCE AND SUSTAINABILITY COMMITTEE			5
3.2.3 EXECUTIVE BOARD			5
3.2.4 FINANCIAL RISK MANAGEMENT COMMITEE			5
3.2.5 CONTROLLING AND ACCOUNTING DIRECTORY			6
3.2.6 COMMODITIES DIRECTORY			6
3.2.7 FINANCIAL DIRECTORY			7
3.2.8 GLOBAL DESK DIRECTORY			7
3.2.9 GLOBAL PROCUREMENT DIRECTORY			7
3.2.10		RISK MANAGEMENT AREA	8
INTERN AUDIT			8
3.3		INDEPENDENCE	8
4	.	ELIGIBLE INSTRUMENS AND LIMITS	9

5	.	MARKET RISK	9

5.1		RISK FACTORS	10
5.2		EXPOSURE TO THE EXCHANGE RATE	10
5.2.1 EXPOSURE TO OPERATIONAL INCOME			10
5.2.1.1		SOURCE OF EXPOSURE	10
5.2.1.2		RISK CONTROL POLICY AND LIMITS	10
5.2.2 EXPOSURE TO BALANCE SHEET			11
5.2.2.1		SOURCE OF EXPOSURE	11
5.2.2.2		RISK CONTROL POLICY AND LIMITS	11
5.3		EXPOSURE TO COMMODITIES	11
5.3.1 EXPOSURE TO OPERATIONAL INCOME			11
5.3.1.1		SOURCE OF EXPOSURE	11
5.3.1.2		RISK CONTROL POLICY AND LIMITS	12
5.3.2 EXPOSURE TO BALANCE SHEET			12
5.3.2.1		SOURCE OF EXPOSURE	12
5.3.2.2		RISK CONTROL POLICY AND LIMITS	12
5.4		ESTIMATION MODELS AND METHODS OF EXPOSURE TO RISK FACTORS	13
6	.	COUNTERPARTY RISK	13

6.1		SOURCE OF EXPOSURE	13
6.2		RISK CONTROL POLICY	13
7	.	EXTRAPOLATION LIMITS	14

8	.	GENEREAL CONDITIONS	14

8.1		NEGOTIATING AND OPERATIONAL PROCEDURES	14
9	.	REVIEW OF THIS POLICY	15

1.          PURPOSE

The purpose of the Financial Risk Management Policy (FRMP) is to present the financial risk management policies for BRF SA (hereinafter referred to as BRF or the Company), the main focus of which is the market risk, counterparty and liquidity. This policy conforms to the best international practices and also complies with the standards laid down by the regulatory entities in Brazil and abroad.

It establishes guidelines and limits to govern the actions of the areas involved in the implementation of hedging transactions, while observing the criteria approved by the Board of Directors.

2.          Validity

This policy will be valid for a maximum period of two years from the date of its last approval by the Board of Directors and could be renewed automatically once over the same period in case no changes were made during its term period.

3.          INITIAL PROVISIONS AND GOVERNANCE

Briefly, risk management at BRF may be characterized as follows:

•         Focus:

o   Market risk, counterparty and liquidity;

•         Basic principles:

o   Risk management is a process and not an isolated event, and therefore it should involve all areas of the Company;

o   The implementation and dissemination of this management should be led by the Board of Directors and by the Executive Board;

o   Risk Management requires a constant and rigid observation of the models and methods established, guaranteeing in this way that they follow BRF’s development and evolution in its performing markets.

•         Components of the FRMP:

o   Definition of the various decision-making levels for the Company's hedging transactions;

o   Roles and responsibilities of each hierarchical level and of the respective authorities involved in the risk management process;

o   Market risk factors and exposure of the Company to them;

o   Acceptable risk limits for BRF approved by the Board of Directors;

o   Internal strategic documents, also part of this Policy, that detail specific limits, operational process, description of the models and methods, or others that a are necessary to support the FRMP;

o   Implementation of the risk management process: risk assessment; control, information, communication and monitoring activities.

•         Risk management process:

The main steps of the risk management process are listed below:

o   Definition of the market risk factors;

o   Definition of the Company’s exposure to market risk factors;

o   Definition of the strategies and instruments for covering the exposition to the market risk factors;

o   Execution of the protection strategies (hedge) and communication;

o   Daily control and monitoring of the Company’s expositions, protection instruments and limits established by the Policy and Internal Document;

o   Observation and revision of the methods and models used in the calculation of the exposure to market risk factors.

For the counterparty and liquidity risk, the steps are listed below:

oConsolidation of the BRF’s global exposition;

o   Daily control and monitoring of the Company’s expositions, protection instruments and limits established by this Policy and Internal Documents;

              Besides the focus on execution, principles defined, basic components of the Policy and clear process to be followed, an explicit division of the responsibilities of the processes described is essential to the success of the risk management, especially in segregating the functions of definition, control and execution of the operations. In this way, all the process will be conducted by the Financial Risk Management Committee, which has the obligation to validate the full accomplishment of the FRMP and to propose applicable alternatives.

3.1       Financial Risk Management Committe

The Financial Risk Management Committee shall meet on a weekly basis or extraordinarily, when necessary. The Committee is composed by the following members:

•      Regular members and nominated substitutes:

o    Chief Executive Officer Global;

o    Chief Financial and Investor Relations Officer (responsible for the Committee);

o    Vice President – Supply Chain;

o    Risk Manager (coordinates the Committee) / Market Risk Specialist;

o    Financial Director / Treasury Manager;

o    Controlling Director;

o    Global Procurement Director;

o    Commodities Director / Grain Commodities Manager ;

o    Global Desk Director / Market Intelligence Manager.

Also take place in the Committee:

o    Professionals directly involved in the risk management process;

o    Professionals subordinated to the regular members;

o    External consultants for specific issues, when necessary and upon the Committee approval;

o    Internal and external auditors, upon the Committee approval.

The presence of at least four regular members is necessary for the approval of new strategies or deliberations. In order to monitor and apply the limits described in this Policy (or in the Internal Documents that are part of it) it will be considered the first meeting of every month. The Financial Risk Management Committee is a formal body, subordinated to the BRF’s Executive Board, with veto power to any operations or deliberations proposals that, in its point of view, are not attuned to the Company at the moment.

3.2       Duties

3.2.1     Board of Directors

The Board of Directors plays a key role (1) in the development of a solid financial risk management framework, since it is responsible for the approval of the FRMP drawn up by the Financial Risk Management Committee and (2) in monitoring compliance with this policy by checking observance of the overall limits established.

The Board of Directors responsibilities are:

•      Analyze and approve the FRMP, proposed changes and Internal Documents that are part of the Policy;

•      Approve the eligible hedging instruments and maturity;

•      Approve the limits considered satisfactory to the exposure to financial risk factors;

•      Approve eventual operations above the limits established in the Policy.

3.2.2     Board of Directors Finance, Governance and Sustainability Committee

The Finance and Risk Management Policy Committee will report directly to the Board of Directors and will play a consultative role in relation to the FRMP, as well as others strategic guidelines for financial risk management and ongoing tracking of the performance of the Financial Risk Management Committee.

3.2.3     Executive Board

The Board of Executives of BRF will act directly in the management of the financial risk with the following responsibilities:

•      Evaluate the Company´s positioning for each identified risk, according to the guidelines and policies issued by the Board of Directors;

•      Approve the performance indexes to be used in risk management;

•      Promote the actions for the strengthening and dissemination or the risk management and internal controls culture;

•      Approve proposals for global limits and evaluate suggestions for improvements in the FRMP;

•      Approve proposed amendments suggested in the conceptual framework of the financial risk management.

3.2.4     Financial Risk Management Commitee

The Financial Risk Management Committee is the body of the Executive Board responsible for ensuring the implementation of the FRMP.

The responsibilities of the Financial Risk Management Committee may be described as follows:

•      Propose changes and alterations to the FRMP;

•      Supervise the process of financial risk management a BRF;

•      Formalize and approve of the concepts and methodologies applied in finance risk management;

•      Assess the Company’s position for each risk identified and consult the Board of Directors if discrepancies arise;

•      Evaluate and approve the hedge alternatives according to the established Policy and  it’s limits;

•      Monitor and follow up the Company´s levels of exposure to risks and compliance with the FRMP;

•      Track performance of the hedging transactions on a monthly basis;

•      Assess stress scenarios applied to Company’s operations, cash flow projections and indebtedness;

•      Disseminate the risk management culture across the Company.

3.2.5     Controlling and Accounting Directory

Its main responsibility is to guarantee that the executed hedge operations correctly affect the protected object, using for this purpose the BRF’s Hedge Accounting Policy. Also stands as responsibilities:

•      Responsible for the Hedge Accounting Policy and its derived hedge programs;

•      Mark to Market validations of the hedges, as well as confirmation of adjusting values informed by the Risk Management;

•      Execute the effectiveness tests, developed by the Risk Management and allocate the results in the Financial and Operational Results;

•      Execute accounting entries to adjust the MtM and hedge accounting effectiveness (by CSC – Collective Services Center);

•      Disclose the Company’s forecast to the Risk Management, in a monthly basis;

•      Disclose the BRF’s Balance Sheet Exposure, in a monthly basis;

3.2.6     Commodities Directory

The main responsibility of Commodities Shopping Area is to investigate the best price opportunities to originate the commodities used by the Company. It must be pointed that the area will always be aware of the minimal necessities for BRF’s operation, which are not considered here. The main issues that could be highlighted are:

•      Execute the physical deliverable hedge operations in accordance to the strategy defined by the Committee, within the limits established by the Policy;

•      Register and communicate the new operations;

•      Follow the FRMP and Internal Documents when utilizing commercial contracts (item 4 in special, Eligible Instruments and Limits);

•      Follow the limits and exposition to the risk factors using the reports produced by the Risk Management.

3.2.7     Financial Directory

Will have the responsibility to execute every protective financial operation (hedge) in accordance to the strategy defined by the Committee, within the limits established in this Policy and in the Internal Documents. Other issues that could be highlighted are:

•      Register and communicate the new operations;

•      Follow the limits and exposition to the risk factors using the reports produced by the Risk Management;

•      Responsible for supplying new solutions and hedging costs to the markets and regions;

•      Check and validate, in a quarter basis, the mark to market calculations performed by the Risk Management;

•      Disclose, along with the Risk Management, the Company’s future cash flow, utilizing the risk management methods and models.

3.2.8     Global Desk Directory

Its responsibility is to utilize the risk management methods and models and share with the other areas of the Company. Highlighted are:

•      Responsible for supporting the markets / regions with the methods and models developed;

•      Act as a market intelligence area, interconnecting the whole BRF’s chain;

•      Support the Risk Management with the markets / regions exposure to risk factors.

3.2.9     Global Procurement Directory

              Its responsibility is to support the analysis and construction of the descriptive models used in the Company’s exposure, as well as applying the FRMP and Internal Documents in the commercial contracts (item 4 in special, Eligible Instruments and Limits) that it executes. Still Highlighted are:

•      Inform the Financial Risk Management Committee the cases of substantial changes in the indexations or corrections that, in any case, the commercial contracts can take;

•      Bring the Committee topics that suit its analysis, for instance relevant contracts with exchange rate indexation.

3.2.10  Risk Management Area

With the support of the FRMP, the main duty of the Risk Management Area is track, monitor, assess and communicate the financial risks incurred by BRF. This involves the fllowing aspects:

•      Constant critical analysis of the scope of FRMP;

•      Ensure the compliance with risks exposures, according to the limits established by FRMP and the Internal Documents;

•      Responsible for developing, monitoring and improving the calculation models of Company’s exposure  to financial risks;

•      Responsible for the risks’ controls and reports of the Company’s exposure to financial risks, ensuring transparency in their;

•      Responsible for modeling and assessing exposures to market risk, pinpointing and informing the magnitude of their potential impacts;

•      Responsible for mark to market models of financial instruments;

•      Responsible for disseminating the results of hedging operations;

•      Responsible for hedge accounting effectiveness test models;

•      Present proposal for chances in exposure’s models to the Financial Risk Management Committee for consideration of other in order members;

•      Supplying the Financial Risk Management Committee with information of the Company´s exposures in relation to the mapped risk and suggest mitigation alternatives.

Intern Audit

This will ensure the governance of the whole financial risk management process in relation to segregation of duties, internal controls, implementation of this policy and reflections on accounting. The internal audit team will follow its own schedule and agenda, maintaining its independence.

3.3       Independence

In order to segregate duties and ensure the independence of the methods, models, controls and information, the Risk Management area will report directly to Controlling Directory. In needed, the Risk Management area may assess the CEO and Board of Directors directly.

4.          eligible instrumens and limits

Eligible hedge instruments are:

•         Swap contracts (Currencies, Interest Rates and Commodities);

•         Futures contracts (standardized and OTC – Currencies, Interest Rates and Commodities), such as NDF, FX Forward, Corn, Soybean, Soybean Meal and Oil (BM&FBovespa & CBOT), among other; and

•         Long call and put contracts options (Currencies, Interest Rates and Commodities).

Strategies involving short options (calls or puts) are permitted, only if done together with ask options of the same asset object, with the same notional and maturity and no net premium is received. In addition, shorting individual strategy options (long call or put) is permitted to buyout positions on book.

Any instrument, operation or strategy that, individually or combined, creates any kind of additional leverage or contains contractual issues that turns them leveraged, are strictly forbidden.

Additionally, the limits below are to be observed:

•         Maximum maturity of 18 months.

•         Individual contract: maximum of 2,5% (two and a half percent) of the Company’s total Net Equity1, per hedging instrument daily measured.

•         Operations above 1,5% (one and a half percent) of the Company’s total Net Equity1, must have prior approval of the CFO along with the CEO.

Exceptionally, the operations to roll over the future dollar contracts executed on Brazilian Securities, Commodities & Futures Exchange  (BM&FBOVESPA) and interest rate hedges (swaps) with the purpose to change debts indexes are excluded of the Net Equity and maximum maturity limits.

Any exception in this chapter must be previously approved by the Board of Directors.

5.          market risk

Market risk may be defined as the risk posed by price oscillations of the various risk factors identified in Company’s transactions. For this, BRF seeks to identify which risk factors it is exposed and which of those can be protected by hedge operations (financial or physical). In order to measure the potential impact in prices oscillations, simulation models will be used to preset the highest loss prediction, following the confidence interval selected (@Risk models). Furthermore, stress models will also be used.

1 For the established limits calculation, the Net Equity considered will be the most recently published.

2 For the established limits calculation, the Net Equity considered will be the most recently published.

5.1       Risk Factors

To facilitate understanding of market risk involved in BRF activities, the risk factors mapped in this policy are described below (Exchange Rate and Commodities):

•      Exchange Rate: this refers to activities tied to the variation of other (non-BRL) currencies.

•      Commodities: this refers to activities tied to the variation in commodities’ price such as corn, soybean, soybean meal and oil;

•      Inflation: this refers to activities tied to the variations in selling prices indexes of the products; contemplating domestic and international markets;

•      Interest Rates: this refers to activities tied to the variation in pre-fixed and post-fixed interest rates, in Brazilian reals or other currencies and inflation rates.

5.2       Exposure to the Exchange Rate

This section addresses specifically the exposure to variations in foreign exchange rates (USD/GBP/EUR). BRF have two types of exchange rate exposures: (1) exposure to operational income and (2) exposure to balance sheet.  If the Company is protected by these two exposures, its cash flow is also protected.

5.2.1     Exposure to Operational Income

5.2.1.1 Source of Exposure

BRF considers in exposure the revenues, costs and expenses directly performed or indexed to foreign currency, as well as the exposure derived by the quantitative models used to describe the risk factors. As previously presented, it suits the Risk Management team to measure the exposure and to monitor the models. Also reinforces the necessity of frequent tests and revisions of these models. As a support and part of this Policy, there is an internal technical and strategical document that describes the models, as well as a position report of a consultant specialized in the subject.

5.2.1.2 Risk control policy and Limits

To mitigate the risk arising from income exposure, specific control risk policies will be adopted:

•      Monthly calculation of net income exposure in foreign currency;

•      Monthly tracking of amortization flow of non-derivatives financial instruments referred to as hedge accounting;

•      Hedge transactions will be carried out on the calculated exposure, following the limits explained in item 4 of this policy;

•      In addition to the limits of this policy, there is a strategic internal document that brings additional limits to this exposure;

•      The maximum hiring of hedge for currency will be explained in Hedge Accounting Policy.

Special hedge accounting will be adopted by BRF in order to cover this exposure. The Hedge Accounting follows a specific policy and defined programs for each type of risk.

5.2.2     Exposure to Balance Sheet

5.2.2.1 Source of Exposure

It comes from the Company’s accounting balance sheet exposure to the current assets and liabilities indexed to currencies different than the one reported in its balance.

5.2.2.2 Risk control policy and Limits

•      Monthly calculation of the Balance Sheet exposure;

•      Beside the limits considered in item 4 of this Policy, BRF will adopt as a limit to this exposure to exchange rate variation the maximum variation of 30% of its EBITDA (Earnings Before Income, Tax, Depreciation and Amortization) within a quarter;

•      To estimate the maximum exposure that guarantees the previous limit, the Company will adopt conservative models that utilize stressed scenarios.

5.3       Exposure to Commodities

This section addresses specifically the exposure to variations in the commodities’ prices such as corn, soybean, soybean meal and oil. As the exposure to exchange rate, BRF have two types of exposures: (1) exposure to operational income and (2) exposure to balance sheet.

5.3.1     Exposure to Operational Income

5.3.1.1 Source of Exposure

BRF considers in its exposures the cost arising from the commodity purchase, as well as exposure arising from quantitative models used for description of the risk factors.

5.3.1.2 Risk control policy and Limits

To mitigate the risks arising from full exposure to variation in commodities prices, specific risk control policies will be adopted:

•      Monthly calculation of net result exposure;

•      In relation to soybean, the policy will focus in meal and oil, considering that soybean is a grain used as cover or exposure depending on the average yields of crushing;

•       The hedge transactions will be carried out in order to the calculated exposure, following the limits explained in item 4 of this policy.

•      Financial and commercial instruments will be considered as hedge if they protect the Company to the variation of commodities prices;

•      Commercial and Frame agreements must respect the content of item 4, Eligible Instruments;

•      The physical storage will always be considered in exposure calculation and in the needed of hedge;

•      In addition to the limits of this policy, there is a strategic internal document that brings additional limits to the exposure;

•      The maximum hiring of hedge for commodities will be explained in Hedge Accounting Policy.

5.3.2     Exposure to Balance Sheet

5.3.2.1 Source of Exposure

The administration of grains storage is made by tracking the level of physical storage. This could be done by the fixed price, in which the price is already known, and the storage is property of BRF, and by the variable price, in which the price is not fixed and the storage is property of a third person.

For the last case, there is the possibility of uncovered consumption when the Company uses the product in the production process and it doesn’t have a fixed price established by the producer. At this moment, the variation in price affects BRF financial result.

5.3.2.2 Risk control policy and Limits

•      Monthly calculation of Balance Sheet Exposure;

•      BRF will adopt as limit of this exposure the maximum variation of 5% of its quarter EBITDA;

•      For maximum estimation of the exposure that guarantees the last limit explained, the Company will adopt conservative models which uses stress scenarios.

5.4       Estimation Models and Methods of Exposure to Risk Factors

BRF uses quantitative models that are continually tested and analyzed in order to guarantee the adhesion of estimates. To support the exposure calculation, there is a technical and strategical document that describes the models, and also the perception of a specialized consultant on the choice and use of these techniques.

6.          Counterparty risk

Counterparty Risk may be defined as the risk of the counterparty in an agreement not honoring its contractual obligations.

6.1       Source of Exposure

It comes from applications in Titles and Notes issued by private entities, such as Banks and Financial Institutions, besides the exposures arising from financial transactions, such as NDF, Options, Swaps and others instruments described in item 4, Eligible Instruments.

6.2       Risk control policy

•      The maximum concentration is given only when the sum of the investments and the derivatives MtM is positive;

•      BRF will have in its portfolio only applications in institutions that have “Investment Grade” rating in the currency of the transaction;

•      Any other cases will be considered in foreign currency pursuant of the following rule: Full Branches have the same risk as the parent company and subsidiaries will have their own local rating unless they have a formal guarantee from the parent company, which has been assessed and approved by BRF’s legal department.

7.          Extrapolation limits

For the control of the limits of this Policy and Internal Documents, will always be considered the closuring report of the month. This will be presented on the Board of Directors Financial Risk, Governance and Sustainability Committee.

 Any use of the established limits must be authorized by the Board of Directors.

The Risk Management area has the duty to communicate the Board of Directors in case of an active use of any limit contained in this Policy or in the Internal Documents when the hiring of new transactions happens.

In case of a passive use of any limit and when there is not the hiring of new transactions, BRF has until the closuring of the month to suit it to the limit. Independently, the Board of Directors will be communicated in the first Monday after the hiring by the Corporative Governance area, assessed by the Risk Management area.

8.          Genereal conditions

Some relevant remarks are set out below:

•         Hedging transactions may be performed solely if they do not extrapolate, in the whole, i.e., portfolio transactions (transactions already carried out by the Company’s financial and raw material areas) + new transactions, the specified limits.

•         The Financial Risk Management Committee shall pay special attention to the total hedging transactions in case the variables are close to any of the limits;

•         The calculation of exposures must always consider the set of derivatives + underlying asset (Operating Flow or accounting position, both net position);

•         The basic purpose of the Value at Risk - VaR is to control adjustments. Therefore, solely standard derivatives traded on the Commodities and Futures Exchange (with daily adjustment) and transactions with derivatives that can be settled in advance by a tactic decision of the Financial Risk Management Committee will be considered;

•         It is important to note that if there are structural factors influencing exposures (e.g. new borrowings, prepayments, changes in raw material purchases and in sales, etc.), the limits may be reviewed to reflect the new reality.

8.1       Negotiating and Operational Procedures

This item describes the aspects relating to the negotiating and operational procedures of the transactions that will be performed.

•         The operational areas must be technically prepared to price the instruments approved by this policy. The pricing models should be duly documented and be made available to the audit area;

•         The derivatives will be selected within the permitted sets (eligible instruments) that better fit the market conditions (cost) and mitigate exposure. It is the duty of the areas to verify that the transactions are made within fair market parameters (prices). It is recommended that all material (document, spreadsheets, quotes and other) gathered to select the hedging derivative be duly documented and made available at any time to the Audit Area;

•         All transactions carried out should have its quote easily evidenced based on internal pricing models and using market indicators;

•         All parameters required for the performance and calculation of the settlement of transactions must be included in the proposals and/or quotations compiled by the company;

At the time of selection of the hedging instruments to be used, the areas involved in the performance of the transactions must have the following knowledge:

•         A methodology for calculation of market value (replacement value);

•         An understanding the available maturities;

•         An understanding of the volatility of prices and rates;

•         A methodology of taxation for the instruments to be used;

•         Financial Spread (margin) charged by financial institutions for contracting the transaction;

•         Possibility of daily pricing by the selling financial institution;

•         An understanding of the documentation and contract applicable to the instrument to be contracted.

9.          review of this policy

This Financial Risk Management Policy will be reviewed and updated on an ongoing basis every year. Exceptional revisions will be permitted provided that the reasons are compatible with the urgency These reviews also must necessarily be submitted to BRF Board of Directors, and the Executive Board may also be consulted.